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                                                                    EXHIBIT 99.3


                    Consent of Deutsche Bank Securities, Inc.

         We hereby consent to the inclusion in the Registration Statement on Form S-4 of Gaylord Entertainment Company relating to the proposed merger involving Gaylord Entertainment Company and ResortQuest International, Inc., of our opinion letter appearing as Annex B to the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4, and to the use of our name under the captions "SUMMARY - Opinion of Gaylord's Financial Advisor", "THE PROPOSED MERGER - Background of the Merger", "THE PROPOSED MERGER - Gaylord's Reasons for the Merger" and "OPINIONS OF FINANCIAL ADVISORS - Opinion of Gaylord's Financial Advisor - Deutsche Bank Securities Inc." therein.

         In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules adopted thereunder, nor do we admit that we are "experts" with respect to any part of the Registration Statement on Form S-4 within the meaning of the Securities Act of 1933, as amended, or the rules adopted thereunder.

                                         /s/ Deutsche Bank Securities Inc.
                                         ----------------------------------
                                         Deutsche Bank Securities Inc.


New York, New York
September 15, 2003